Exhibit 10.1

SUBSCRIPTION AGREEMENT

BY AND BETWEEN

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

AND

TIME WARNER MEDIA HOLDINGS B.V.

DATED AS OF APRIL 29, 2013

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of April 29, 2013, by and between Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid, or private limited company, organized under the laws of the Netherlands (“Investor”), and Central European Media Enterprises Ltd., a Bermuda company (the “Company”).  Capitalized terms used in this Agreement have the meaning set forth in Section 7.1, unless defined elsewhere herein.

RECITALS

WHEREAS, the Company intends to undertake a public offering under its shelf registration statement on Form S-3 (File No. 333-181057) (the “Registration Statement”), including a form of prospectus and a preliminary prospectus supplement to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on the date hereof in conformity with the requirements of the Securities Act of 1933, as amended (the  “Securities Act”), and the rules and regulations of the SEC thereunder (the “Prospectus Supplement”), to offer and sell shares of the Company’s Class A Common Stock, par value $0.08 per share (“Class A Common Stock”), producing Gross Proceeds to the Company in an amount equal to the Offered Amount (the “Base Offering”);

WHEREAS, in connection with such public offering, the Company may grant the underwriters an option (the “Option”) to purchase a number of shares of Class A Common Stock equal to not more than 15% of the number of shares of Class A Common Stock offered and sold in the Base Offering (the “Option Shares”);

WHEREAS, the Company has delivered to Investor a written notice (the “Preemptive Rights Side Letter”) of such public offering pursuant to Section 7.3 of the Investor Rights Agreement in order to permit Investor to exercise its preemptive purchase right thereunder (the “Preemptive Purchase Right”), which notice constitutes an offer to sell to Investor the number of shares of Class A Common Stock that would allow Investor to maintain its 49.9% economic interest in the equity securities of the Company (including after giving effect to the exercise of the Option) at the price at which such shares are offered and sold to the public (the “Investor Allocated Shares”);

WHEREAS, Investor has indicated to the Company in writing in the Preemptive Rights Side Letter its intention to exercise its Preemptive Purchase Right by committing on the date of the pricing of such public offering to purchase the Investor Allocated Shares from the underwriters in such public offering;

WHEREAS, in the event that pursuant to the exercise of the Preemptive Purchase Right, Investor would be required to purchase Class A Common Stock in excess of $100,000,000 (such amount, the “Excess Amount”), Investor has waived its Preemptive Purchase Right with respect to any shares of Class A Common Stock underlying such Excess Amount and, in lieu thereof, shall subscribe for and purchase from the Company a number of Series B Convertible Redeemable Preferred Shares equal to the quotient of such Excess Amount and the Stated Value in a private placement transaction under Section 4(2) of the Securities Act (the “Option Series B

Convertible Redeemable Preferred Shares”) and the number of Option Shares that may be purchased by the underwriters pursuant to the Option shall be reduced correspondingly;

WHEREAS, in the event that the aggregate Gross Proceeds to the Company from the Public Offering are less than $200,000,000, Investor may subscribe for and purchase from the Company additional Series B Convertible Redeemable Preferred Shares producing Gross Proceeds to the Company up to the amount by which (i) $200,000,000 exceeds (ii) the aggregate Gross Proceeds to the Company from the Public Offering (the “Additional Series B Convertible Redeemable Preferred Shares”);

WHEREAS, in addition to any Option Series B Convertible Redeemable Preferred Shares or any Additional Series B Convertible Redeemable Preferred Shares that may be purchased by Investor, Investor wishes to subscribe for and purchase, and the Company wishes to issue and sell to Investor, additional Series B Convertible Redeemable Preferred Shares pursuant to this Agreement;

WHEREAS, on the date hereof, the Company, Ronald S. Lauder, RSL Savannah LLC, RSL Capital LLC, RSL Investments Corporation and Investor have executed the Letter Agreement; and

WHEREAS, on the date hereof, a special committee of the Company’s Board of Directors comprising directors independent from Investor and Ronald S. Lauder have received from Houlihan Lokey (Europe) Limited (i) an opinion with respect to the fairness to the Company of the terms of the transactions contemplated by this Agreement to such special committee’s satisfaction (the “Fairness Opinion”) and (ii) an opinion in conformity with the indentures governing the Company’s indebtedness (the “Indenture Opinion”), and copies thereof have been delivered to Investor on a non-reliance, information-only basis.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE OF SERIES B CONVERTIBLE REDEEMABLE PREFERRED SHARES

1.1.                            Purchase of Initial Series B Shares.  Upon the terms and subject to the conditions set forth herein, Investor hereby subscribes for and agrees to purchase, and the Company agrees to issue and sell to Investor, 200,000 Series B Convertible Redeemable Preferred Shares (the “Initial Series B Convertible Redeemable Preferred Shares”) at a price per share (the “Stated Value”) equal to $1,000, for an aggregate purchase price of $200,000,000 (the “Initial Series B Investment”).

1.2.                            Purchase of Option Series B Shares.

(a)                                 Investor shall subscribe for and purchase from the Company a number of the Option Series B Convertible Redeemable Preferred Shares, if any, equal to the quotient of the Excess Amount, if any, and the Stated Value (the “Option Series B Purchase”); provided that no fractional shares of such Option Series B Convertible

Redeemable Preferred Shares shall be issued as part of the Option Series B Purchase, and any such fractional shares shall be aggregated and rounded downward to the next whole Option Series B Convertible Redeemable Preferred Share.

(b)                                 Promptly upon its receipt from the underwriters in the Base Offering of a notice notifying the Company of the Option Exercise, if any, the Company shall notify Investor in writing promptly thereof (the “Option Purchase Notice”).

1.3.                            Purchase of Additional Series B Shares.

(a)                                 In the event that the aggregate Gross Proceeds to the Company from the Public Offering are less than $200,000,000, upon the terms and subject to the conditions set forth herein, Investor shall have the right but not the obligation, in its sole discretion (the “Additional Series B Purchase Right”), to subscribe for and purchase the Additional Series B Convertible Redeemable Preferred Shares at a price per share equal to the Stated Value (the “Additional Series B Purchase”); provided that no fractional shares of such Additional Series B Convertible Redeemable Preferred Shares shall be issued as part of the Additional Series B Purchase, and any such fractional shares shall be aggregated and rounded downward to the next whole Additional Series B Convertible Redeemable Preferred Share.

(b)                                 Promptly upon the earlier of (i) its receipt from the underwriters in the Base Offering of a notice notifying the Company of the Option Exercise and (ii) the expiration of the exercise period for the Option, the Company shall notify Investor in writing of whether and to what extent the Additional Series B Purchase Right is exercisable.  The Additional Series B Purchase Right shall only be exercisable by Investor by giving irrevocable notice in writing to the Company (the “Additional Purchase Notice”), no later than two (2) Business Days following Investor’s receipt of such notice from the Company, of its exercise of the Additional Series B Purchase Right, which Additional Purchase Notice shall specify the number of Additional Series B Convertible Redeemable Preferred Shares that Investor wishes to purchase.

1.4.                            Initial Series B Shares Closing.

(a)                                 Subject to the satisfaction or waiver of each of the conditions set forth in ARTICLE IV, unless this Agreement shall have been terminated pursuant to its terms, the closing of the purchase and sale of the Initial Series B Convertible Redeemable Preferred Shares (the “Initial Closing”) shall take place at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020 no later than the second Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE IV (excluding conditions that, by their nature, cannot be satisfied until the Initial Closing, but subject to the satisfaction or waiver of such conditions at the Initial Closing) or at such date and time as the parties may agree to in writing (the “Initial Closing Date”).

(b)                                 On the Initial Closing Date, (i) the Company shall deliver to Investor (A) a certificate representing the Initial Series B Convertible Redeemable Preferred Shares, registered in Investor’s name and bearing legends substantially in the form set forth herein against payment by or on behalf of Investor of all amounts payable for the purchase of the Initial Series B Convertible Redeemable Preferred Shares (the “Initial Series B Purchase Price”) and shall register Investor in its register of shareholders as the holder of the Initial Series B Convertible Redeemable Preferred Shares, and (B) all other documents and certificates required to be delivered to Investor pursuant to Section 4.2, and (ii) Investor shall deliver to the Company (A) the Initial Series B Purchase Price by wire transfer in immediately available funds to the account designated by the Company, and (B) all documents and certificates required to be delivered to the Company pursuant to Section 4.3.

1.5.                            Option Series B Shares or Additional Purchase Series B Shares Closing.

(a)                                 Subject to the satisfaction or waiver of each of the conditions set forth in ARTICLE IV, unless this Agreement shall have been terminated pursuant to its terms, (i) the closing of the purchase and sale of the Option Series B Convertible Redeemable Preferred Shares, if any (the “Option Series B Closing”), or (ii) the closing of the purchase and sale of the Additional Series B Convertible Redeemable Preferred Shares, if any (the “Additional Series B Closing”), shall take place at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020 no later than the second Business Day following the delivery by the Company to Investor of the Option Purchase Notice or the delivery by Investor to the Company of the Additional Purchase Notice, as applicable, after the satisfaction or waiver of the conditions set forth in ARTICLE IV (excluding conditions that, by their nature, cannot be satisfied until the Second Closing, but subject to the satisfaction or waiver of such conditions at the Second Closing) or at such date and time as the parties may agree to in writing (the “Second Closing Date,” and each of the Initial Closing Date and the Second Closing Date, a “Closing Date”).  As used herein, the term “Second Closing” means either the Option Series B Closing or the Additional Series B Closing, and the term “Closings” means, collectively, the Initial Closing and the Second Closing.

(b)                                 On the Second Closing Date, (i) the Company shall deliver to Investor (A)(1) if there are any Option Series B Convertible Redeemable Preferred Shares being purchased, a certificate representing such Option Series B Convertible Redeemable Preferred Shares, registered in Investor’s name and bearing legends substantially in the form set forth herein against payment by or on behalf of Investor of all amounts payable for the purchase of the Option Series B Convertible Redeemable Preferred Shares (the “Option Series B Purchase Price”), and shall register Investor in its register of shareholders as the holder of the Option Series B Convertible Redeemable Preferred Shares, or (2) if there are any Additional Series B Convertible Redeemable Preferred Shares being purchased, a certificate representing such Additional Series B Convertible Redeemable Preferred Shares, registered in Investor’s name and bearing legends substantially in the form set forth herein against payment by or on behalf of Investor of all amounts payable for the purchase of the Additional Series B Convertible Redeemable Preferred Shares (the “Additional Series B Purchase Price”) and shall register Investor in its register of shareholders as the holder of the Additional Series B Convertible Redeemable Preferred Shares, and (B) all other documents and certificates required to be delivered to Investor pursuant to Section 4.2, and (ii) Investor shall deliver to the

Company (X) the Option Series B Purchase Price or the Additional Series B Purchase Price, as applicable, by wire transfer in immediately available funds to the account designated by the Company and (Y) all documents and certificates required to be delivered to the Company pursuant to Section 4.3.

(c)                                  The Company and Investor will reasonably cooperate to schedule the Initial Closing and the Second Closing on the same date to the extent practicable, but subject to the satisfaction or waiver of the conditions set forth in ARTICLE IV.

1.6.                            Adjustments.  (a) The number of Series B Convertible Redeemable Preferred Shares to be purchased by Investor at a Closing and/or (b) the Stated Value shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Class A Common Stock that occurs during the period beginning on the date hereof and ending on the applicable Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1.                            Representations and Warranties of the Company.  As of the date of this Agreement, the Initial Closing Date and the Second Closing Date, as applicable, the Company represents and warrants to Investor as follows:

(a)                                 Organization and Standing.  The Company is duly organized as an exempted company, limited by shares, validly existing and in good standing under the laws of Bermuda.  The Company has all requisite power and authority to conduct its business as presently conducted and as disclosed in the Company Reports.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as currently conducted, except where the failure of any Subsidiary to be duly organized, validly existing and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.  The Company’s Memorandum of Association, as in effect on the date hereof, and the Company’s Bye-laws, as in effect on the date hereof, are each filed as exhibits to the Company Reports.

(b)                                 Shares.  When the certificates evidencing the Series B Convertible Redeemable Preferred Shares have been delivered to Investor against payment therefor as provided in this Agreement, the Series B Convertible Redeemable Preferred Shares will be validly issued, fully paid and non-assessable shares of the Company, free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, other than restrictions on transfer imposed by federal or state securities Laws and the Company’s Bye-laws and the rights and restrictions contemplated by this Agreement and the Investor Rights Agreement.  Assuming the accuracy of all representations and warranties of Investor set forth in Section 2.2, the offer and sale by the Company to Investor of the Series B Convertible Redeemable Preferred Shares is exempt from registration under all applicable securities Laws, including the Securities Act and “blue sky” laws.

(c)                                  Authorization, Execution and Delivery and Enforceability.  The Company has all requisite corporate power and corporate authority to enter into and to perform its obligations under the Company Agreements, to consummate the transactions contemplated hereby and thereby and to issue the Series B Convertible Redeemable Preferred Shares in accordance with the terms thereof.  The execution and delivery of the Company Agreements by the Company, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company including, without limitation, a special committee of the Company’s Board of Directors comprising directors independent from Investor and Ronald S. Lauder.  Each of the Company Agreements has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (b) general principles of equity, whether considered in a proceeding at Law or in equity.

(d)                                 Capitalization.  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Class A Common Stock, of which 77,185,129 shares are issued and outstanding and 30,472,914 shares have been reserved for issuance, (ii) 15,000,000 shares of Class B Common Stock, par value $0.08 per share, of which no shares are issued and outstanding, and (iii) 5,000,000 shares of preferred stock, par value $0.08 per share (the “Preferred Stock”), of which one share of Series A Preferred Share is issued and outstanding.  At or prior to the Initial Closing or the Second Closing, as applicable, the Company will reserve for issuance the aggregate number of shares of Class A Common Stock into which the Series B Convertible Redeemable Preferred Shares are convertible, and such reservation has been duly authorized.  All of the issued and outstanding shares of the Company’s capital stock are duly and validly authorized and issued and are fully paid and nonassessable.  Except as disclosed in the Company Reports filed prior to the date hereof or as contemplated by the Company Agreements and the Investor Rights Agreement, no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of the Company and no stockholder of the Company has any rights, contractual or otherwise, to designate members of the Company’s Board of Directors.  Except as disclosed in the Company Reports filed prior to the date hereof or as contemplated by the Company Agreements, the Investor Rights Agreement, the TW Registration Rights Agreement and the RSL Registration Rights Agreement, the Company is not a party to any stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders.  Except as disclosed in the Company Reports filed prior to the date hereof or as contemplated by the Company Agreements, the TW Registration Rights Agreement and the RSL Registration Rights Agreement, no Person has the right to require the Company to register any securities for sale under the Securities Act.

(e)                                  Subsidiaries.  Except as disclosed in the Company Reports, none of the Company or any of its Subsidiaries (i) has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company, and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of any Subsidiary of the Company (other than any such obligation to the Company or any Subsidiary of the Company arising from time to time in connection with any internal restructuring or reorganizations of the Company’s Subsidiaries).

(f)                                   No Conflicts. Neither the execution and delivery by the Company of the Company Agreements nor the performance by the Company of any of its obligations under the Company Agreements and the Investor Rights Agreement, nor the consummation of the transactions contemplated hereby and thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, redemption, repurchase, amendment, acceleration or cancellation of, (i) any provision of the governing documents of the Company or its Subsidiaries, (ii) the material broadcast licenses or franchises to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, (iii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit or concession to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, (iv) any Law applicable to the Company or its Subsidiaries or to their properties or assets, except, with respect to clauses (iii) and (iv) above, to the extent that any of the foregoing would not have a Material Adverse Effect.

(g)                                  Consents and Approvals.  Except for such Consents and Governmental Approvals that have been previously received and the Requisite Vote, no Consent or Governmental Approval is required on the part of the Company in connection with the execution and delivery of the Company Agreements or the consummation of the transactions contemplated hereby and thereby.

(h)                                 Company Reports.  The Company has timely filed all Company Reports.  As of their respective dates, the Company Reports complied in all material respects with the requirements of the Exchange Act, or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company Reports, including any financial statements or schedules included or incorporated by reference therein (the “Financial Statements”), at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(i)                                     Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on in such manner as to not give rise to any valid claim against Investor for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of the Company.

(j)                                    Regulation D.  Neither the Company nor any Person acting on its behalf has offered to sell, or sold, the Series B Convertible Redeemable Preferred Shares by any form of general solicitation or general advertising (as those terms are used within the meaning of Regulation D (“Regulation D”) under the Securities Act).  Neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Series B Convertible Redeemable Preferred Shares to be integrated with any prior offering by the Company in a manner that could require the registration of the Series B Convertible Redeemable Preferred Shares under the Securities Act.

(k)                                 NASDAQ.  Shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed on the NASDAQ Global Select Market (“NASDAQ”), and trading in Class A Common Stock has not been suspended and the Company has taken no action designed to terminate the registration of the Class A Common Stock under the Exchange Act or to delist the Class A Common Stock from NASDAQ.

(l)                                     No Litigation.  There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Entity or in arbitration now pending against, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries or any business, property, officers, directors or rights of any such Person relating to the issuance by the Company of the Series B Convertible Redeemable Preferred Shares or the other transactions contemplated by the Company Agreements, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)                             Compliance with Law.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, including, as applicable, in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended.  The Company represents and warrants that since (i) April 1, 2008, the Company has not, (ii) since the later of April 1, 2008 and the time a Subsidiary became a Subsidiary, each Subsidiary has not, and (iii) to the Company’s knowledge, each director, officer, agent, employee or other Person authorized to act on behalf of the Company or any of its Subsidiaries, in the course of its actions for, or on behalf of, the Company or any of its

Subsidiaries has not used or promised to use, directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful payment to any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organization.  No director, officer, agent, or senior manager of the Company is, to the knowledge of the Company after reasonable due diligence, a foreign or domestic government official or employee, except for such an official or employee in a governmental position that has no relevance to the business of the Company.  The Company makes no representation in this paragraph with respect to the directors of the Company who are employees of Time Warner Inc. or one of its Subsidiaries.

2.2.                            Representations and Warranties of Investor.  As of the date of this Agreement, the Initial Closing Date and the Second Closing Date, as applicable, Investor represents and warrants to the Company as follows:

(a)                                 Organization and Standing.  Investor is duly organized, validly existing and in good standing under the laws of the Netherlands.  Investor has all requisite power and authority to enter into the Company Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)                                 Authorization, Execution and Delivery and Enforceability.  The execution and delivery by Investor of the Company Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Investor.  Each of the Company Agreements to which it is a party has been duly executed and delivered by Investor and constitutes a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (b) general principles of equity, whether considered in a proceeding at Law or in equity.

(c)                                  No Conflicts.  Neither the execution and delivery of the Company Agreements to which it is a party by Investor, nor the performance by Investor of any of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, amendment, acceleration or cancellation of  any provision of (i) the governing documents of Investor, (ii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit, concession, franchise, license to which Investor or any of its Affiliates is a party or by which any of its properties or assets are bound, or (iii) any Law applicable to Investor or to its properties or assets which, in each case, would materially impair or delay the ability of Investor to consummate the transactions contemplated in the Company Agreements to which it is a party.

(d)                                 Financial Capability.  Investor will have available funds necessary to consummate the Closings on the terms and conditions contemplated by this Agreement.

(e)                                  Consents and Approvals.  Except for amendments to its Schedule 13D and Forms 4, the Consents and Governmental Approvals that have previously been received, no Consent or Governmental Approval is required on the part of Investor or its Affiliates in connection with the execution and delivery of the Company Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.  Except as publicly disclosed, none of Investor or any of its Affiliates is a party to any stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders.

(f)                                   EU Approval.  As of the date hereof, Investor believes the EU Approval will be obtained by June 30, 2013.

(g)                                  Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on in such manner as to not give rise to any valid claim against the Company for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of Investor.

(h)                                 Purchase for Investment.  Investor acknowledges its understanding that the offering and sale of the Series B Convertible Redeemable Preferred Shares to be purchased pursuant hereto by Investor are intended to be exempt from registration under the Securities Act and that the Company is relying upon the truth and accuracy of Investor’s representations and warranties contained herein and Investor’s compliance with this Agreement in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Series B Convertible Redeemable Preferred Shares in accordance with the terms and provisions of this Agreement.  In furtherance thereof, Investor represents and warrants to the Company that:

(i)                                     Investor is an accredited investor within the meaning of Regulation D promulgated under the Securities Act and, if there should be any change in such status prior to any Closing Date, Investor will immediately inform the Company of such change;

(ii)                                  Investor (A) has the financial ability to bear the economic risk of its investment in the Series B Convertible Redeemable Preferred Shares to be purchased pursuant hereto, (B) can bear a total loss of its investment therein at this time, (C) has no need for liquidity with respect to its investment therein, (D) has adequate means for providing for its current needs and contingencies, and (E) has such knowledge, experience and skill in evaluating and investing in issues of equity securities, including securities of new and speculative issuers, based on actual participation in financial, investment and business matters, such that it is capable of evaluating the merits and risks of an investment in the Company and the suitability of the Series B Convertible Redeemable Preferred Shares as an investment for itself; and

(iii)                               Investor has been given the opportunity to conduct a due diligence review of the Company concerning the terms and conditions of the offering of the

Series B Convertible Redeemable Preferred Shares to be purchased by Investor and other matters pertaining to an investment in the Series B Convertible Redeemable Preferred Shares, in order for Investor to evaluate the merits and risks of an investment in the Series B Convertible Redeemable Preferred Shares to be purchased by Investor to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

(i)                                     No Registration.  Investor has been advised that the Series B Convertible Redeemable Preferred Shares and the shares of Class A Common Stock into which the Series B Convertible Redeemable Preferred Shares are convertible have not been registered under the Securities Act, or any non-U.S. securities, state securities or blue sky laws, and therefore cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available.  Investor is purchasing the Series B Convertible Redeemable Preferred Shares for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any thereof.  In making the foregoing representations, Investor is aware that it must bear, and represents that Investor is able to bear, the economic risk of such investment for an indefinite period of time.

(j)                                    Restrictions on Shares.  Investor is aware of and familiar with the restrictions imposed on the transfer of any Series B Convertible Redeemable Preferred Shares, including, without limitation, the restrictions contained herein or in the Company’s Bye-laws and the Investor Rights Agreement.

ARTICLE III
COVENANTS

3.1.                            Restrictive Legends.

(a)                                 Investor acknowledges and agrees that the Series B Convertible Redeemable Preferred Shares and any securities issued or issuable with respect to such Series B Convertible Redeemable Preferred Shares by way of stock dividend or stock split or in connection with a combination of shares, conversion of Series B Convertible Redeemable Preferred Shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear restrictive legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (THE “COMPANY”) OR OTHERWISE AS PERMITTED BY LAW.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any such shares upon which it is stamped, if such shares are registered for sale under an effective registration statement filed under the Securities Act or if such shares are proposed to be sold pursuant to an exemption from registration and the Company receives an opinion of counsel reasonably satisfactory to it with respect to compliance with such exemption.

(b)                                 The Series B Convertible Redeemable Preferred Shares and any securities issued or issuable with respect to such Series B Convertible Redeemable Preferred Shares by way of stock dividend or stock split or in connection with a combination of shares, conversion of Series B Convertible Redeemable Preferred Shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear an additional restrictive legend in substantially the following form until the earlier of (i) such time as the TW Registration Rights Agreement shall have been terminated or (ii) such time as such shares (or the holder thereof) shall no longer be subject to the terms of the TW Registration Rights Agreement:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A REGISTRATION RIGHTS AGREEMENT, DATED AS OF MAY 18, 2009, BY AND BETWEEN THE COMPANY AND TIME WARNER MEDIA HOLDINGS B.V., AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT CONTRAVENE SUCH RESTRICTIONS SHALL BE NULL AND VOID.

(c)                                  If required by Law, Investor agrees to comply with applicable prospectus delivery requirements in connection with any sale or transfer of the Series B Convertible Redeemable Preferred Shares, including those represented by a certificate(s) from which the legend has been removed.

3.2.                            Consents and Approvals.

(a)                                 From and after the date hereof, the Company shall use its commercially reasonable efforts to obtain, as promptly as practicable, any Consents and Governmental Approvals required on the part of the Company in connection with the transactions contemplated by the Company Agreements.  The fees and expenses related to obtaining such Consents and Governmental Approvals on the part of the Company shall be paid by the Company.

(b)                                 From and after the date hereof, Investor shall use its commercially reasonable efforts to obtain, as promptly as practicable, the EU Approval and any Consents and Governmental Approvals required on the part of Investor in connection with the transactions contemplated by the Company Agreements to which it is a party, in respect of which commercially reasonable efforts shall not include, without limitation, agreeing to or effecting, by undertaking, consent decree, hold separate order or otherwise, (1) the sale, divestiture or disposition of businesses or assets of Investor or any of its

Affiliates, or (2) the taking of any action that would limit the freedom of action of Investor or any of its Affiliates; provided that Investor shall accept, and comply with, such reasonable conditions and/or restrictions in jurisdictions in which the Company conducts business as of the date hereof as may be required by the European Commission in order to obtain the EU Approval, conditioned on obtaining such approval.  The fees and expenses related to obtaining the EU Approval and such Consents and Governmental Approvals on the part of Investor shall be paid by Investor.

(c)                                  Each of the Company and Investor shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to assist and cooperate with the other party in securing any such Consents and Governmental Approvals.

3.3.                            Securities Laws.  The Company shall timely make all filings and reports relating to the offer and sale of the Series B Convertible Redeemable Preferred Shares required under applicable securities Laws, including any “blue sky” laws of the states of the United States.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3.3.  Neither the Company nor any of its Subsidiaries shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Series B Convertible Redeemable Preferred Shares in a manner that could require the registration of the Series B Convertible Redeemable Preferred Shares under the Securities Act.

3.4.                            Proxy Material; General Meeting.  The Company shall (a) as promptly as reasonably practicable (but in any event no later than four Business Days after the closing of the Base Offering), file with the SEC a preliminary proxy statement (as amended and supplemented, the “Company Proxy Statement”) relating to the General Meeting including the proposals which require a Requisite Vote (provided that the Company Proxy Statement shall not contain a proposal to increase the number of shares of Class A Common Stock that the Company is authorized to issue in excess of the Increased Authorized Share Number, (b) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and shall provide copies of such comments to Investor promptly upon receipt, (c) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (d) use all reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the General Meeting, (e) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the General Meeting, and (f) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the General Meeting.  The Company shall provide Investor a reasonable opportunity to review any material amendments to the portions of the Company Proxy Statement that refer to Investor or describe the transactions contemplated by this Agreement or the Company Agreements prior to filing the Company Proxy Statement with the SEC.  The Company’s Board of Directors shall take all reasonable lawful action to solicit the Requisite Vote.

3.5.                            Public Announcements.  The parties agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued or made by or on behalf of any party or their respective Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as such announcement may, in the reasonable judgment of the releasing party, be required by Law, or any rule or regulation of any securities exchange on which securities of the releasing party are listed, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. For the avoidance of doubt, any press release(s) to be issued announcing the execution of this Agreement, the Preemptive Rights Side Letter and/or the Public Offering shall be mutually agreed by the parties prior to release.

3.6.                            Use of Proceeds. The Company will hold no less than $100,000,000 of the Net Proceeds of the Public Offering and the lesser of (a) $200,000,000 and (b) all of the Net Proceeds of the Series B Private Placement, in a restricted account (the “Restricted Proceeds”) to be used solely to repurchase and/or redeem outstanding 2016 Notes at the Company’s discretion from time to time; provided that (i) the Company shall apply all of such Net Proceeds to repurchase and/or redeem outstanding 2016 Notes (X) on September 15, 2013 if the Initial Closing occurs on or prior to August 5, 2013 or (Y) as soon as practicable if the Initial Closing occurs after August 5, 2013, (ii) pending such use, the Restricted Proceeds will be invested in U.S. government securities, mutual and money market funds and/or bank certificates of deposit, and (iii) any remaining Aggregate Net Proceeds may be used by the Company for general corporate purposes.

3.7.                            TW Undertaking.  In the event that the General Meeting is scheduled to be held after the termination of the Voting Agreement, Investor shall deliver, or cause to be delivered, to the Company the TW Undertaking no later than five Business Days prior to the date of the General Meeting.

3.8.                            Amendments.  Prior to the filing by the Company with the SEC, in connection with the Public Offering, of (i) the Prospectus Supplement, (ii) any material amendment or supplement to the Registration Statement or the Prospectus Supplement or (iii) any free writing prospectus, the Company shall provide Investor a reasonable opportunity to review any document to be so filed.  The Company shall notify Investor in advance of any filings to be made by the Company with the SEC pursuant to the Exchange Act prior to the consummation of the Public Offering that contain any reference to Investor and the Company shall deliver a copy of any such document a reasonable amount of time prior to such proposed filing, and will not use or file any such document to which Investor reasonably objects.

3.9.                            Public Offering.  The Company shall cause the underwriters in the Base Offering to allocate to Investor (a) 49.9% of the shares of Class A Common Stock included in the Base Offering and (b) 49.9% of the Option Shares, and all such shares shall be sold by the Company to the underwriters without any discount or commission.  The Gross Proceeds to the Company from the Base Offering (excluding shares sold to Investor) shall not be less than $75,000,000 or more than $100,000,000.  The Option Shares shall not exceed 15% of the number of shares of Class A Common Stock offered and sold in the Base Offering and shall be reduced to the extent Investor waives its Preemptive Purchase Right with respect thereto and, in lieu thereof, purchases Option Series B Convertible Redeemable Preferred Shares in accordance with this Agreement and the Preemptive Rights Side Letter.

ARTICLE IV
CONDITIONS TO CLOSINGS

4.1.                            Conditions to the Obligations of the Company and Investor. The obligations of the Company and Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or prior to each Closing Date (unless otherwise specified) of the following conditions:

(a)                                 No Injunction, etc.  Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

(b)                                 Consents and Governmental Approvals.  The parties shall have received all necessary Consents and Governmental Approvals.

(c)                                  Shareholder Approval.  The Requisite Vote shall have been obtained.

(d)                                 Consummation of Public Offering.  The Public Offering (excluding shares sold to Investor) shall have been consummated, and the aggregate Gross Proceeds from the Base Offering (excluding shares sold to Investor) shall have been no less than $75,000,000 or more than $100,000,000.

(e)                                  Opinions of the Company’s Financial Advisor.  Neither the Fairness Opinion nor the Indenture Opinion shall have been revoked, amended or otherwise modified.

4.2.                            Conditions to the Obligations of Investor.  The obligation of Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Investor on or prior to each Closing Date (unless otherwise specified) of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 2.1(d) of this Agreement and the representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true at and as of the date hereof and at and as of the applicable Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the date hereof and at and as of the applicable Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date), and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(b)                                 Material Adverse Change.  There shall not have been a Material Adverse Change from the date hereof to the applicable Closing Date, and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(c)                                  Performance of Obligations.  The Company shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement and the Preemptive Rights Side Letter required to be performed or complied with by it on or prior to the applicable Closing Date, and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(d)                                 Issuance of Shares.  (i) In the case of the Initial Closing, the Company shall issue the Initial Series B Convertible Redeemable Preferred Shares to Investor and (ii) in the case of the Second Closing, the Company shall issue the Option Series B Convertible Redeemable Preferred Shares, if any, or the Additional Series B Convertible Redeemable Preferred Shares, if any, to Investor.

(e)                                  NASDAQ Qualification.  The Class A Common Stock offered and sold in the Public Offering shall have been approved for listing on NASDAQ, and the Class A Common Stock shall not have been delisted on NASDAQ.

(f)                                   Outstanding Options.  The Company shall have no outstanding equity securities or voting securities, or securities convertible, exercisable or exchangeable into equity securities or voting securities, other than Class A Common Stock or securities convertible, exercisable or exchangeable into shares of Class A Common Stock other than options to purchase 64,000 shares of Class B Common Stock held by Ronald S. Lauder.

(g)                                  EU Approval.  Investor shall have received the EU Approval.

4.3.                            Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Company on or prior to each Closing Date (unless otherwise specified) of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Investor contained in this Agreement that are qualified as to materiality shall be true at and as of the date hereof and at and as of the applicable Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date) and (ii) the other representations and warranties of Investor contained in this Agreement and in any certificate or other writing delivered by Investor pursuant hereto shall be true in all material respects at and as of the date hereof and at and as of the applicable Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date), and the Company shall have received a certificate signed by an authorized officer of Investor to the foregoing effect.

(b)                                 Performance of Obligations.  Investor shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement and the Preemptive Rights Side Letter required to be performed or complied with by it on or prior to the applicable Closing Date, and the Company shall have received a certificate signed by an authorized officer of Investor to the foregoing effect.

(c)                                  Payment of Purchase Price.  (i) In the case of the Initial Closing, Investor shall have paid the Initial Series B Purchase Price to the Company and (ii) in the case of the Second Closing, Investor shall have paid the Option Series B Purchase Price, if any, or the Additional Series B Purchase Price, if any, to the Company.

ARTICLE V
INDEMNIFICATION

5.1.                            Survival of Representations and Warranties.  All representations and warranties under this Agreement shall survive the Closings until the expiration of one (1) year following the Initial Closing Date.  All agreements and covenants contained in this Agreement shall survive the Closings indefinitely (except to the extent expressly provided in this Agreement).

5.2.                            Indemnification.

(a)                                 Notwithstanding any investigation at any time made by or on behalf of Investor or any Investor Indemnified Persons or any knowledge (other than the actual knowledge (as demonstrated by the Company) of any directors of the Company that are employees of Time Warner Inc. or one of its subsidiaries based on information contained in written materials provided to all similarly situated directors of the Company in the context of their role as directors) or information that Investor or any Investor Indemnified Person may now have or hereafter obtain, from and after the Initial Closing Date, the Company shall indemnify, defend and hold harmless Investor and Investor’s members, officers, directors, employees, agents, Affiliates and representatives (collectively with Investor, the “Investor Indemnified Persons”) against, and shall compensate and reimburse such Investor Indemnified Persons for, any and all losses, liabilities, damages, diminution in value of the Series B Convertible Redeemable Preferred Shares or the Class A Common Stock into which such shares are convertible (other than diminution in value of the Series B Convertible Redeemable Preferred Shares or the Class A Common Stock into which such shares are convertible suffered or sustained in the case of any indemnity obligations solely pursuant to clause (iii) of this Section 5.2(a)) and expenses, including all reasonable costs and expenses related thereto or incurred in enforcing this ARTICLE V (“Losses”) that any Investor Indemnified Person has suffered or sustained (regardless of whether or not such Losses relate to a third party claim) (i) arising directly from the breach of any of the representations or warranties of the Company contained in this Agreement, (ii) arising directly from the breach of any covenant or agreement of the Company contained in this Agreement, or (iii) arising directly from any action, suit, claim, proceeding or investigation instituted against such Investor Indemnified Person by any Governmental Entity, any holder of equity securities of the Company who is not an Affiliate of such Investor Indemnified Person, or any other Person (other than the Company) who is not an Affiliate of such Investor Indemnified Person relating to this

Agreement or the transactions contemplated by the Company Agreements (unless such action resulted from a breach of such Investor Indemnified Person’s representations, warranties or agreements contained in any Company Agreement or any violations by such Investor Indemnified Person of state or federal securities laws or any conduct by such Investor Indemnified Person which constitutes fraud).

(b)                                 From and after the Initial Closing Date, and notwithstanding any investigation at any time made by or on behalf of the Company or any Company Indemnified Persons or any knowledge or information that the Company or any Company Indemnified Person may now have or hereafter obtain, Investor shall indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Persons” and together with the Investor Indemnified Persons, the “Indemnified Persons”) against, and will compensate and reimburse such Company Indemnified Persons for, any and all Losses that any Company Indemnified Person has suffered or sustained (regardless of whether or not such Losses relate to a third party claim) (i) arising from the breach of any of the representations or warranties of Investor contained in this Agreement or (ii) arising from the breach of any covenant or agreement of Investor contained in this Agreement and none of the Company Indemnified Persons shall be liable to Investor or any holder of equity securities of Investor for or with respect to any such Loss.

(c)                                  The parties hereto hereby acknowledge and agree that for purposes of this ARTICLE V, in determining whether any representation or warranty has been breached and for purposes of determining the amount of Losses resulting therefrom, any and all “Material Adverse Effect,” “material adverse effect,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.  The parties hereto hereby further acknowledge and agree that any claim for indemnification made in writing in accordance with the terms of this ARTICLE V on or prior to the applicable expiration date with respect to any such claim as set forth herein shall survive the Closings and any such applicable expiration date until the final resolution thereof.

(d)                                 In the case of any claim asserted by an Indemnified Person under this Agreement, notice shall be given by such Indemnified Person to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Person shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Person, and the Indemnified Person may participate in such defense at such Indemnified Person’s expense and (ii) the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  Any settlement or compromise of such asserted claim by the Indemnifying Party shall require the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, provided that no such consent shall be required as long as it is solely a monetary settlement (that will be paid entirely by or on behalf of the Indemnifying Party) that provides a full release of the Indemnified Person with respect to such matter and does not contain an admission of liability on the part of the Indemnified Person and will not have an ongoing adverse effect on the business or operations of the Indemnified Person.

(e)                                  Absent fraud, willful misconduct or gross negligence by the party against whom a remedy is sought, from and after the Initial Closing, the sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement shall be (a) monetary damages in accordance with the indemnification provisions set forth in this ARTICLE V and (b) the remedies set forth in Section 7.7.

(f)                                   Notwithstanding any provision herein to the contrary, the maximum liability of the Company with respect to the Losses suffered by Investor Indemnified Person as a result of any breach of any representation or warranty shall be an aggregate amount equal to the Series B Subscription Proceeds; provided that the Company will be required to indemnify any Investor Indemnified Person for any breaches of representations and warranties only if such Losses in the aggregate exceed $500,000 and then only to the extent such Losses exceed such amount.

(g)                                  Notwithstanding any other provision of this Agreement, the liability for indemnification of any Indemnifying Party under this Agreement shall not include consequential, indirect, punitive or exemplary damages.  The foregoing shall not limit in any respect any claim based on diminution of value of the Series B Convertible Redeemable Preferred Shares or the Class A Common Stock into which the Series B Convertible Redeemable Preferred Shares are convertible.

(h)                                 Any indemnification of an Indemnified Person by an Indemnifying Party pursuant to this ARTICLE V shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Person within fifteen (15) Business Days after the determination thereof.

ARTICLE VI
TERMINATION

6.1.                            Termination.  This Agreement may be terminated at any time:

(a)                                 by the mutual written consent of the Company and Investor;

(b)                                 by either the Company or Investor if any Governmental Entity shall have issued an injunction or other ruling prohibiting the consummation of any of the transactions contemplated by this Agreement and the Company Agreements and such injunction or other ruling shall not be subject to appeal or shall have become final and unappealable;

(c)                                  by either the Company or Investor if the Public Offering has not been consummated on or before May 30, 2013, provided that the right to terminate this

Agreement under this clause (c) will not be available to any party whose failure to fulfill in any material respect any of its obligations with respect to the Public Offering has been the cause of, or resulted in, the failure of the Public Offering to close on or before such date;

(d)                                 by either the Company or Investor if the Initial Closing has not been consummated on or before September 30, 2013, provided that if, on and as of September 30, 2013, the EU Approval has not been obtained but each other condition set forth in ARTICLE IV shall have been satisfied (other than those conditions that by their terms are to be satisfied or waived at the Initial Closing itself), Investor shall have the right to extend such date to January 31, 2014 upon written notice to the Company, provided further that the right to terminate this Agreement under this clause (d) will not be available to any party whose failure to fulfill in any material respect any of its obligations with respect to the Initial Closing has been the cause of, or resulted in, the failure of the Initial Closing to close on or before such date;

(e)                                  by Investor if the Company shall have materially breached the terms of this Agreement and such breach is not cured within twenty (20) Business Days after receiving notice thereof; or

(f)                                   by the Company if Investor shall have materially breached the terms of this Agreement and such breach is not cured within twenty (20) Business Days after receiving notice thereof.

6.2.                            Effect of Termination.  In the event that this Agreement is terminated under Section 6.1, all further obligations of the parties under this Agreement, other than pursuant to Section 3.5 and this Section 6.2 and ARTICLE V, will be terminated without further liability of any party to any other party, provided that such termination will not relieve any party from liability for its breach of this Agreement prior to such termination.

ARTICLE VII
DEFINITIONS AND MISCELLANEOUS

7.1.                            Definitions.  As used in this Agreement, the following capitalized terms have the respective meanings set forth below:

(a)                                 “2016 Notes” means the 11.625% Senior Notes due 2016 issued by the Company under the 2016 Notes Indenture.

(b)                                 “2016 Notes Indenture” means the Indenture dated as of September 17, 2009, between the Company, as Issuer, the subsidiary guarantors party thereto and The Bank of New York Mellon (London Branch), as Trustee, governing the 2016 Notes.

(c)                                  “Additional Purchase Notice” shall have the meaning set forth in Section 1.3(b) of this Agreement.

(d)                                 “Additional Series B Closing” shall have the meaning set forth in Section 1.5(a) of this Agreement.

(e)                                  “Additional Series B Convertible Redeemable Preferred Shares” shall have the meaning set forth in the recitals of this Agreement.

(f)                                   “Additional Series B Purchase” shall have the meaning set forth in Section 1.3(a) of this Agreement.

(g)                                  “Additional Series B Purchase Price” shall have the meaning set forth in Section 1.5(b) of this Agreement.

(h)                                 “Additional Series B Purchase Right” shall have the meaning set forth in Section 1.3(a) of this Agreement.

(i)                                     “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; provided, that Time Warner Inc. shall not be an Affiliate of the Company for purposes of this definition.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

(j)                                    “Aggregate Net Proceeds” means, collectively, all Net Proceeds to the Company from the Public Offering and the Series B Private Placement.

(k)                                 “Agreement” shall have the meaning set forth in the preamble of this Agreement.

(l)                                     “Base Offering” shall have the meaning set forth in the recitals to this Agreement.

(m)                             “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London, Prague, Frankfurt or Amsterdam are authorized or required by law to remain closed.

(n)                                 “Bye-laws” means the Amended and Restated Bye-Laws of the Company, dated as of June 13, 2012.

(o)                                 “Class A Common Stock” shall have the meaning set forth in the recitals of this Agreement.

(p)                                 “Closing Date” shall have the meaning set forth in Section 1.5(a) of this Agreement.

(q)                                 “Closings” shall have the meaning set forth in Section 1.5(a) of this Agreement.

(r)                                    “Company” shall have the meaning set forth in the preamble of this Agreement.

(s)                                   “Company Agreements” means, collectively, this Agreement, the Preemptive Rights Side Letter and the Letter Agreement.

(t)                                    “Company Indemnified Persons” shall have the meaning set forth in Section 5.2(b) of this Agreement.

(u)                                 “Company Proxy Statement” shall have the meaning set forth in Section 3.4 of this Agreement.

(v)                                 “Company Reports” means (i) the reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act after January 1, 2012 and (ii) the Registration Statement and the Prospectus Supplement.

(w)                               “Consents” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

(x)                                 “EU Approval” means, in respect of Case No. COMP/M.6866, either a declaration or decision by the European Commission that the notified transaction does not constitute a concentration within the meaning of Council Regulation 139/2004 (as amended) or a decision that the notified transaction constitutes a concentration which is compatible with the common market subject, as the case may be, to compliance by Investor with specified commitments.

(y)                                 “Excess Amount” shall have the meaning set forth in the recitals of this Agreement.

(z)                                  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aa)                          “Fairness Opinion” shall have the meaning set forth in the recitals of this Agreement.

(bb)                          “Financial Statements” shall have the meaning set forth in Section 2.1(h) of this Agreement.

(cc)                            “First Investor Rights Amendment” means that certain First Amendment to Investor Rights Agreement, dated as of April 30, 2012, by and among the Company, Investor, Ronald S. Lauder, RSL Savannah LLC, RSL Capital LLC and RSL Investments Corporation.

(dd)                          “General Meeting” means the 2013 annual general meeting of the shareholders of the Company currently scheduled to take place on the date and time provided in the Company Proxy Statement at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda, or any postponement or adjournment thereof.

(ee)                            “Governmental Approvals” means any Consent of, made with or obtained from, any Governmental Entity.

(ff)                              “Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self-regulatory entity supervising, organizing and supporting any stock exchange.

(gg)                            “Gross Proceeds” means the gross cash proceeds received in a financing transaction, before commissions, discounts, advisor fees, filing fees and other reasonable transaction fees and expenses.

(hh)                          “Increased Authorized Share Number” means a number of shares of Class A Common Stock equal to the sum of (i) the number of shares of Class A Common Stock outstanding immediately following the closing of the Base Offering, (ii) the maximum number of Option Shares issuable assuming the full exercise of the Option (or, if the Option has been exercised, the number of Option Shares for which the Option has been exercised), (iii) the number of shares of Class A Common Stock reserved for issuance as of the date hereof, (iv) the number of shares of Class A Common Stock to be reserved for issuance upon the conversion of the Series B Convertible Redeemable Preferred Shares, assuming conversion on the fourth anniversary of the date of issuance, and (v) 50,000,000.

(ii)                                  “Indemnified Persons” shall have the meaning set forth in Section 5.2(b) of this Agreement.

(jj)                                “Indemnifying Party” shall have the meaning set forth in Section 5.2(d) of this Agreement.

(kk)                          “Indenture Opinion” shall have the meaning set forth in the recitals of this Agreement.

(ll)                                  “Initial Closing” shall have the meaning set forth in Section 1.4(a) of this Agreement.

(mm)                  “Initial Closing Date” shall have the meaning set forth in Section 1.4(a) of this Agreement.

(nn)                          “Initial Series B Convertible Redeemable Preferred Shares” shall have the meaning set forth in Section 1.1 of this Agreement.

(oo)                          “Initial Series B Investment” shall have the meaning set forth in Section 1.1 of this Agreement.

(pp)                          “Initial Series B Purchase Price” shall have the meaning set forth in Section 1.4(b) of this Agreement.

(qq)                          “Investor” shall have the meaning set forth in the preamble of this Agreement.

(rr)                                “Investor Allocated Shares” shall have the meaning set forth in the recitals of this Agreement.

(ss)                              “Investor Indemnified Persons” shall have the meaning set forth in Section 5.2(a) of this Agreement.

(tt)                                “Investor Rights Agreement” means that certain Investor Rights Agreement, by and among the Company, Ronald S. Lauder, RSL Savannah LLC, RSL Investment LLC, RSL Investments Corporation, and Investor, dated as of May 18, 2009, as amended by the First Investor Rights Amendment and as may be further amended from time to time.

(uu)                          “Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

(vv)                          “Letter Agreement” means the Letter Agreement attached hereto as Exhibit I.

(ww)                      “Losses” shall have the meaning set forth in Section 5.2(a) of this Agreement.

(xx)                          “Material Adverse Effect” or “Material Adverse Change” means, with respect to the Company, any effect, event, development or change that, individually or together with any other event, development or change, is or is reasonably expected to (A) be materially adverse to the business, assets, results of operations or financial condition of the Company and the Company’s Subsidiaries, taken as a whole or (B) prevent or materially impair or materially delay the ability of the Company to consummate the transactions contemplated by the Company Agreements or to otherwise perform its obligations under the Company Agreements; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect or a Material Adverse Change:  (a) a change in the market price or trading volume of the Class A Common Stock (provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such change may otherwise be taken into consideration in determining whether a Material Adverse Effect or Material Adverse Change has occurred); (b)(i) changes in conditions in the global economy, the economies of the countries in which the Company and the Company’s Subsidiaries operate or the capital or financial markets generally, including changes in exchange rates; (ii) changes in applicable Laws (provided that such changes in Laws do not result in the cancellation of any broadcast license(s) or franchise(s) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, the cancellation of which would be material as indicated therein) or national or international political conditions (including hostilities or terrorist attack); or (iii) changes generally affecting the industry in which the Company and the Company’s

Subsidiaries operate; in each case with respect to clauses (i), (ii) and (iii), to the extent such changes or developments referred to therein do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (c) changes in United States generally accepted accounting principles or other accounting principles after the date hereof; (d) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, mortgage brokers, investors, venture partners or employees, to the extent such changes or developments can be directly attributed to the announcement or performance of the Company Agreements and the transactions contemplated thereby; (e) natural disasters; (f) any affirmative action knowingly taken by Investor that could reasonably be expected to give rise to a Material Adverse Effect (without giving effect to this clause (f) in the definition thereof); (g) any action taken by the Company at the request or with the express consent of Investor; and (h) with respect to Section 4.2(b) only, any adverse effect, event, development or change to the business, results of operations or financial condition of the Company or the Company’s Subsidiaries that is cured before the applicable Closing Date.

(yy)                          “NASDAQ” shall have the meaning set forth in Section 2.1(k) of this Agreement.

(zz)                            “Net Proceeds” means Gross Proceeds less commissions, discounts, advisor fees, filing fees and other reasonable transaction fees and expenses.

(aaa)                   “Offered Amount” means Gross Proceeds to the Company in an amount of no less than $150,000,000 and no more than $200,000,000, which amount shall not include any Option Exercise or the exercise by Investor of the Preemptive Purchase Right with respect to any Option Shares.

(bbb)                   “Option” shall have the meaning set forth in the recitals of this Agreement.

(ccc)                      “Option Exercise” means the exercise of the Option by the underwriters in the Public Offering.

(ddd)                   “Option Purchase Notice” shall have the meaning set forth in Section 1.2(a) of this Agreement.

(eee)                      “Option Series B Closing” shall have the meaning set forth in Section 1.5(a) of this Agreement.

(fff)                         “Option Series B Convertible Redeemable Preferred Shares” shall have the meaning set forth in the recitals of this Agreement.

(ggg)                      “Option Series B Purchase” shall have the meaning set forth in Section 1.2(a) of this Agreement.

(hhh)                   “Option Series B Purchase Price” shall have the meaning set forth in Section 1.5(b) of this Agreement.

(iii)                               “Option Shares” shall have the meaning set forth in the recitals of this Agreement.

(jjj)                            “Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(kkk)                   “Preemptive Purchase Right” shall have the meaning set forth in the recitals of this Agreement.

(lll)                               “Preemptive Rights Side Letter” shall have the meaning set forth in the recitals of this Agreement.

(mmm)       “Preferred Stock” shall have the meaning set forth in Section 2.1(d) of this Agreement.

(nnn)                   “Prospectus Supplement” shall have the meaning set forth in the recitals of this Agreement.

(ooo)                   “Public Offering” means (i) the Base Offering and (ii) the offer and sale of the Option Shares (if any).

(ppp)                   “Registration Statement” shall have the meaning set forth in the recitals of this Agreement.

(qqq)                   “Regulation D” shall have the meaning set forth in Section 2.1(j) of this Agreement.

(rrr)                            “Requisite Vote” means the approval at the General Meeting of (i) an increase in the number of shares of Class A Common Stock which the Company is authorized to issue to the Increased Authorized Share Number and (ii) the transactions contemplated hereby, by a majority of the votes cast by the holders of the Class A Common Stock and the Series A Preferred Share entitled to vote thereon, voting together as a single class.

(sss)                         “Restricted Proceeds” shall have the meaning set forth in Section 3.6 of this Agreement.

(ttt)                            “RSL Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company, RSL Capital LLC and Ronald S. Lauder, dated as of April 30, 2012.

(uuu)                   “SEC” shall have the meaning set forth in the recitals of this Agreement.

(vvv)                   “Second Closing Date” shall have the meaning set forth in Section 1.5(a) of this Agreement.

(www)             “Securities Act” shall have the meaning set forth in the recitals of this Agreement.

(xxx)                   “Series A Preferred Share” means the outstanding share of the Company’s Series A Convertible Preferred Stock, par value $0.08 per share.

(yyy)                   “Series B Convertible Redeemable Preferred Shares” means the shares of the Preferred Stock of the Company that are designated and issued pursuant to Section 1.1, 1.2 and/or 1.3 hereof, a form certificate of designation for which stock is set forth on Exhibit II attached hereto.

(zzz)                      “Series B Private Placement” means, collectively, (i) the Initial Series B Investment and (ii) the Option Series B Purchase or the Additional Series B Purchase, as applicable.

(aaaa)            “Series B Subscription Proceeds” means the Gross Proceeds to the Company from the issuance and sale of the Series B Convertible Redeemable Preferred Shares to Investor.

(bbbb)            “Stated Value” shall have the meaning set forth in Section 1.1 of this Agreement.

(cccc)                “Subsidiary” means, with respect to any Person, another Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(dddd)            “TW Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company and an Affiliate of Investor, dated as of May 18, 2009.

(eeee)                “TW Undertaking” means a written undertaking by Investor to vote at the General Meeting all shares of Class A Common Stock, Series A Preferred Share and any other voting equity interests of the Company over which Investor has voting power in favor of the proposals that require the Requisite Vote.

(ffff)                    “Voting Agreement” means that certain Irrevocable Voting Deed and Corporate Representative Appointment, by and among RSL Savannah LLC, Ronald S. Lauder, Investor and the Company, dated as of May 18, 2009, as amended.

7.2.                            Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) day after being sent by overnight courier service or if sent by facsimile, to the extent transmitted by 3:00 pm (local time of recipient) on a Business Day, will be deemed to have been received on that Business Day, and if transmitted by facsimile after 3:00 pm (local time of the recipient) on a Business Day or any other day, then on the

Business Day next following the day of transmittal (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

if to the Company, to:

Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00  Prague 5 - Barrandov
Czech Republic
Facsimile:                             +420-242-464-483
Attention:                             Legal Counsel

with a copy to (which shall not constitute notice):

DLA Piper  LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention:                             Jeffrey A. Potash
                                                                                    Jack I. Kantrowitz
Facsimile:                             (212) 335-4510

if to Investor, to:

Time Warner Media Holdings B.V.

c/o Time Warner Inc.

One Time Warner Center

New York, NY 10019

Attention:                                         General Counsel

Facsimile:                                         (212) 484-7167

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:                                         William H. Gump

Thomas Mark

Facsimile:                                         (212) 728-8111

7.3.                            Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.

7.4.                            Assignment.  Except as permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or otherwise transferable by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided, however, that Investor shall be entitled to assign its rights and obligations hereunder to an Affiliate, provided such Affiliate agrees to be bound by the terms hereof and those of the TW Registration Rights Agreement and the Investor Rights Agreement.

7.5.                            Applicable Law; Consent to Jurisdiction.

(a)                                 THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 7.2.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

7.6.                            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 7.6.

7.7.         Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms of were otherwise breached.  It is accordingly agreed that the parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York Court in addition to the other remedies to which such parties are entitled.

7.8.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

7.9.         Expenses.  Each party will be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.

7.10.       Successors and Assigns.  This Agreement shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.

7.11.       No Third Party Beneficiaries.  Nothing in this Agreement will confer any rights upon any person, other than Indemnified Persons with respect to ARTICLE V, that is not a party or a successor or permitted assignee of a party to this Agreement.

7.12.       Entire Agreement.  This Agreement, together with the other Company Agreements, contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.

7.13.       Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits and Annexes are to exhibits and annexes attached hereto, each of which is made a part hereof for all purposes.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. generally accepted accounting principles and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.  Unless the context otherwise requires: (i) a reference to a document includes all amendments, restatements or supplements to, or replacements or novations of, that document; (ii) the use of the terms “include” and “including” mean “include, without limitation” and “including, without limitation”, respectively;

(iii) the word “or” shall be disjunctive but not exclusive; (iv) unless expressly provided otherwise, the measure of a period of one (1) month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); and (v) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

7.14.       Descriptive Headings.  The headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

7.15.       Severability.  Every term and provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTRAL EUROPEAN MEDIA
ENTERPRISES LTD.

By:	/s/ Adrian Sarbu
	Name:	Adrian Sarbu
	Title:	President and Chief Executive Officer

[Subscription Agreement — Signature Page]

TIME WARNER MEDIA HOLDINGS B.V.

By:	/s/ Stephen Kapner
	Name:	Stephen Kapner
	Title:	Managing Director

[Subscription Agreement — Signature Page (cont.)]

EXHIBIT I

Letter Agreement

LETTER AGREEMENT

This Letter Agreement (this “Letter Agreement”), is made as of April 29, 2013, by and among Central European Media Enterprises Ltd., a Bermuda company (the “Company”), Ronald S. Lauder (“RSL”), RSL Savannah LLC, a Delaware limited liability company (“RSL Savannah”), RSL Capital LLC, a New York limited liability company (“RSL Capital”), RSL Investments Corporation, a Delaware corporation, and Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (“TW”).  All capitalized terms used in this Letter Agreement which are not herein defined shall have the same meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Company and TW are parties to that certain Subscription Agreement, dated as of April 29, 2013 (as it may be amended from time to time, the “Subscription Agreement”), pursuant to which the Company has agreed, among other things, to sell to TW shares of the Company’s Series B Convertible Redeemable Preferred Stock, par value $0.08 per share (the “Series B Convertible Redeemable Preferred Shares”);

WHEREAS, the Company intends to undertake a public offering of shares of the Company’s Class A Common Stock, par value $0.08 per share (the “Public Offering”), under its Registration Statement on Form S-3 (Reg. No. 333-181057) (the “Registration Statement”);

WHEREAS, the undersigned are parties to that certain Investor Rights Agreement, dated as of May 18, 2009 (as amended, the “Agreement”);

WHEREAS, the undersigned desire to amend certain provisions of the Agreement;

WHEREAS, the Company, RSL and RSL Capital are parties to that certain Registration Rights Agreement, dated as of April 30, 2012 (the “RR Agreement”);

WHEREAS, RSL and RSL Capital desire to waive their rights under the RR Agreement to include equity securities owned by them in the Registration Statement and in the Public Offering;

WHEREAS, each of TW and RSL Savannah desires to consent to the Company’s issuance to TW of the Series B Convertible Redeemable Preferred Shares pursuant to the terms of the Subscription Agreement;

WHEREAS, RSL Savannah, RSL, TW and the Company are parties to that certain Irrevocable Voting Deed and Corporate Representative Appointment, dated as of May 18, 2009 (the “Voting Agreement”); and

WHEREAS, RSL Savannah, RSL, TW and the Company desire to amend the Voting Agreement to extend its term.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.             Definitions.  Section 2 of the Agreement shall be amended, effective as of the date of this Letter Agreement, by adding the term “TW Series B Subscription Agreement” with the following meaning:

“TW Series B Subscription Agreement” means the Subscription Agreement dated as of April 29, 2013 by and between the Company and TW.”

2.             Section 3.3(c) of the Agreement.  Section 3.3(c) of the Agreement shall be amended, effective as of the date of this Letter Agreement, by deleting the last sentence from Section 3.3(c) so that Section 3.3(c) reads in its entirety as follows:

“(c)         In the event that at any time the Board of Directors of the Company (the “Board”) has determined to approve and/or recommend to the shareholders of the Company an offer or proposal from any Person with respect to a Change of Control Transaction (a “Takeover  Proposal”), and at such time the TW Investors beneficially own, directly or indirectly, not less than 25% of the TW Shares (as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization and whether such TW Shares are in the form of Class A Common Shares or Class B Common Shares), the Company shall: (i) give each TW Investor prompt written notice of (A) such determination by the Board with respect to such Takeover Proposal and (B) the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal (the “Potential Acquiror”), subject to any agreements between the Company and the Potential Acquiror with respect to an obligation of the Company to maintain the confidentiality of the identity of the Potential Acquiror, and, if available, a copy of the relevant proposed transaction agreements with such party and any other material information necessary for the TW Investor to understand the terms and conditions of the Takeover Proposal (including any relevant non-public information provided to the Potential Acquiror or its Affiliates or representatives), (ii) give each TW Investor ten (10) days after delivery of such notice (the “Negotiation Period”) to propose to the Company an alternate transaction constituting a Change of Control Transaction involving such TW Investor or its Affiliates and (iii) negotiate in good faith with such TW Investor or its Affiliates with respect to such alternate proposal. If such alternate proposal is more favorable to the shareholders of the Company from a financial point of view than the Takeover Proposal, (I) the Board shall approve and recommend to the shareholders of the Company the transaction that is the subject of such alternate proposal made by a TW Investor or an Affiliate thereof and (II) each RSL Investor shall, and shall cause its Affiliates to, accept such alternate proposal made by a TW Investor or Affiliate thereof (whether by vote or tender) in respect of all Equity Securities that are beneficially owned by such RSL Investor; provided that, the Board and each RSL Investor shall be under no obligation to approve, recommend to shareholders or accept, as the case may be, any alternate proposal to the extent that a Person has offered a subsequent Takeover Proposal that is more favorable to the shareholders of the Company from a financial point of view than such alternate proposal; provided, however, in the event of such subsequent Takeover Proposal, the Company shall comply with clauses (i), (ii) and (iii) of this Section 3.3(c) with respect thereto and the Negotiation Period shall recommence.  Subject to the foregoing sentence, the good faith determination of the majority of the disinterested directors of the Board as to whether any alternate proposal is more favorable to the shareholders of the Company from a financial point of view, compared to the most recent Takeover Proposal, shall be conclusive.”

3.             Section 3.3(d) of the Agreement.  Notwithstanding Section 7 of this Letter Agreement, the agreements contained in Section 3.3(d) of the Agreement shall terminate as of May 18, 2013.

4.             Section 6.2 of the Agreement.  Section 6.2 of the Agreement shall be amended, effective as of the closing of the issuance and sale to TW of the Series B Convertible Redeemable Preferred Shares, by being replaced in its entirety with the following:

“6.2            Issuance of New Securities.  For so long as the TW Investors and their Affiliates beneficially own, directly or indirectly, at least 25% of the TW Shares (as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization and whether such TW Shares are in the form of Class A Common Shares or Class B Common Shares), the Company shall not, without the consent of TW (which consent shall not be subject to the TW Voting Agreement), issue any Equity Securities (including, for the avoidance of doubt, any options, warrants, securities or other instruments that are directly or indirectly convertible into, or exercisable or exchangeable for, shares or other equity interests of the Company) other than (i) Class A Common Shares, (ii) options, warrants, restricted stock units and other similar securities exercisable for or convertible into Class A Common Shares which are issued to employees, officers, directors and consultants of the Company or any of its subsidiaries pursuant to employee benefit, stock option, stock option exchange and stock purchase plans maintained by the Company up to such amounts under such plans as are approved by the Board or (iii) to TW pursuant to the TW Subscription Agreement or the TW Series B Subscription Agreement.”

5.             Waiver of Registration Rights.  RSL and RSL Capital hereby waive any rights that they have pursuant to the RR Agreement with respect to and in connection with the registrations contemplated by the Registration Statement, including the right to include any securities beneficially owned by them in the Registration Statement and the Public Offering.

6.             Consent to Issuance.  Pursuant to the Agreement, each of TW and RSL Savannah hereby consents to the Company’s issuance of the Series B Convertible Redeemable Preferred Shares pursuant to the terms of the Subscription Agreement.

7.             Section 8 of the Voting Agreement.  Section 8 of the Voting Agreement shall be amended, effective as of the date of this Letter Agreement, by being replaced in its entirety with the following:

“8 Term.  This Deed (and the appointments and Proxies hereunder) shall terminate and be of no further force and effect on the date that is the earlier of (a) one day after TW provides written notice to RSL Savannah, RSL and the Company of TW’s election to terminate this Deed (provided that such notice may not be delivered before May 18, 2013) and (b) June 30, 2013.”

8.             Irrevocable Proxy.  RSL, on behalf of TW and RSL’s Affiliates (as defined in the Agreement) who own voting securities of the Company shall vote at the Company’s General Meeting (as defined in the Subscription Agreement) for proposals (the “Proposals”) for (a) the amendment of the Company’s Bye-laws to increase the number of authorized shares of Class A Common Stock from 200,000,000 shares to the Increased Authorized Share Number (as defined in the Subscription Agreement) and (b) the issuance of the Series B Convertible Redeemable Preferred Shares in connection with the Subscription Agreement, including by executing and delivering, or causing to be executed and delivered, to the Company an irrevocable proxy (the “Irrevocable Proxy”) in respect of all voting securities of the Company held by each of RAJ Family Partners, L.P., RSL Investments Corporation and RSL and by TW to vote in favor of the Proposals; provided that if the General Meeting, and the vote on such Proposals, has not taken place prior to the termination of the Voting Agreement, the Irrevocable Proxy with respect to voting securities held by TW shall be terminated and shall no longer be of any force or effect.

9.             Headings; Counterparts.  Section headings used herein are for convenience of reference only, are not part of this Letter Agreement and shall not affect the construction of or be taken into consideration in interpreting this Letter Agreement.  This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and may be delivered by facsimile.

10.          Governing Law; Jurisdiction.  THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.          SUBMISSION TO JURISDICTION.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS LETTER AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS LETTER AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 10.2 OF THE AGREEMENT.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER

HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

12.          Continued Effectiveness.  It is the express intention of the parties hereto to ratify and reaffirm the terms and conditions of the Agreement and the Voting Agreement, as amended pursuant to the terms of this Letter Agreement.  Except as expressly amended hereby, the Agreement and the Voting Agreement shall remain unmodified and in full force and effect.  In the event of any inconsistency between the provisions of the Agreement and the Voting Agreement and the provisions of this Letter Agreement, the provisions of this Letter Agreement shall prevail.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be executed by their duly authorized representatives as of the day and year first above written.

RSL SAVANNAH LLC

By:
Name: Ronald S. Lauder
Title: Sole Member

RSL CAPITAL LLC

By:
Name: Ronald Lauder
Title: Sole Member and President

RSL INVESTMENTS CORPORATION

By:
Name: Ronald S. Lauder
Title: Chairman

Ronald S. Lauder

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:
Name: Adrian Sarbu
Title: President and Chief Executive Officer

TIME WARNER MEDIA HOLDINGS B.V.

By:
Name: Stephen N. Kapner
Title: Managing Director

Exhibit II

Form Certificate of Designation
Series B Convertible Redeemable Preferred Shares

CERTIFICATE OF DESIGNATION
OF THE
SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK
OF
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

The terms of the authorized Series B Convertible Redeemable Preferred Stock of Central European Media Enterprises Ltd., a company incorporated under the laws of Bermuda (the “Company”), shall be as set forth below in this Certificate of Designation of the Company (this “Certificate of Designation”) pursuant to Bye-Law 3(7) of the Bye-Laws of the Company, as such Certificate of Designation has been approved by a duly constituted committee of the Board of Directors of the Company (the “Board of Directors”) on [•], 2013.

(a)                                 DESIGNATION.

(1)           There is hereby created from the authorized and unissued preferred stock of the Company, par value $0.08 per share (the “Preferred Stock”), one series of Preferred Stock consisting of up to [250,000] convertible redeemable preferred shares that are hereby designated by the Board of Directors as the Company’s Series B Convertible Redeemable Preferred Stock (the “Series B Convertible Redeemable Preferred Shares”).  The number of Series B Convertible Redeemable Preferred Shares may be increased or decreased by resolution of the Board of Directors and the approval by the holders of a majority of the then-outstanding Series B Convertible Redeemable Preferred Shares voting together as a separate class; provided that no decrease shall reduce the number of the Series B Convertible Redeemable Preferred Shares to a number less than the number of Series B Convertible Redeemable Preferred Shares then outstanding.

(2)           The Series B Convertible Redeemable Preferred Shares, when exchanged, converted, redeemed or otherwise acquired by the Company, shall be cancelled and shall be restored to the status of authorized but unissued Preferred Stock of the Company, without designation as to series, and may thereafter be reissued.

(b)           CURRENCY.  The Series B Convertible Redeemable Preferred Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency.  All references herein to “$” or “dollars” refer to United States currency.

(c)           RANKING.  The Series B Convertible Redeemable Preferred Shares shall, with respect to dividend rights and rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”) or Change of Control Event (as defined below), rank prior to the Class A Common Stock of the Company, par value $0.08 per share (the “Class A Common Stock”), the Class B Common Stock of the Company, par value $0.08 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and any other series or class of common or capital stock of the Company established after the date of issuance of the Series B Convertible Redeemable Preferred Shares (the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Convertible Redeemable Preferred Shares as to dividend rights and/or rights upon a Liquidation Event or Change of Control Event (together with the Common Stock, the “Junior Stock”) and shall rank equally among themselves and the Company’s Series A convertible preferred stock, par value $0.08 per share (the “Series A Preferred Share”), and any other series or class of capital or preferred stock of the Company established after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series B Convertible Redeemable Preferred Shares as to dividend rights and/or rights upon a Liquidation Event or Change of Control Event (together with the Series A Preferred Share, the “Parity Stock”)).

(d)                                 ACCRETED VALUE; DIVIDENDS.

(1)           The stated value of each Series B Convertible Redeemable Preferred Share (the “Stated Value”) initially shall be equal to ONE THOUSAND DOLLARS ($1,000.00) and shall accrete (i) at an annual rate of 7.5%, compounded quarterly, from and including the Issue Date up to but excluding the third anniversary of the Issue Date and (ii) subject to Section (d)(2) hereof, at an annual rate of 3.75% (the “Third Anniversary Accretion Rate”), compounded quarterly, from and including the third anniversary of the Issue Date up to but excluding the fifth anniversary of the Issue Date (the Stated Value as accreted as of any date of determination, the “Accreted Stated Value,” subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, consolidation, subdivision, reclassification or other corporate action having the similar effect with respect to the Series B Convertible Redeemable Preferred Shares).  The Accreted Stated Value shall not accrete further from and after the fifth anniversary of the Issue Date.  The Accreted Stated Value shall be computed on the basis of a 365-day year.

(2)           The other provisions of this Section (d) notwithstanding, at any time from and including the third anniversary of the Issue Date, the Company may, at its option, but only if and to the extent funds are legally available for such purpose and as is permitted by any credit agreement, indenture or similar agreement governing the then-outstanding indebtedness of the Company or its subsidiaries (including the Notes (as defined below)), elect, in lieu of any further accretion described in Section (d)(1)(ii) hereof, to pay in cash a dividend in an amount equal to the Third Anniversary Accretion Rate on the then Accreted Stated Value by delivering prior written notice to each holder of Series B Convertible Redeemable Preferred Shares of such election (a “Cash Payment Election”).  If the Company makes a Cash Payment Election, the Board of Directors or a duly authorized committee thereof shall declare such cash dividends out of funds legally available for such purpose and such payment (a “Cash Payment”) shall be made in cash quarterly in arrears on the last day of each fiscal quarter for which such Cash Payment Election is made, or if such day is not a business day then the next business day.

Notwithstanding an election by the Company to make Cash Payments in lieu of accretion, if the Company fails to make any such Cash Payment on the date that it is due, then the Accreted Stated Value shall be deemed to have further accreted as if such Cash Payment Election was not made as to only the quarterly period for which the Company failed to make such Cash Payment.

(3)           No dividends or other distributions may be declared, made or paid, or any sum set apart for the payment of dividends upon, any outstanding share of Parity Stock or Junior Stock with respect to any dividend period, nor may any Parity Stock or Junior Stock be redeemed, purchased  or otherwise acquired for any consideration by or on behalf of the Company or any of its subsidiaries, unless all dividends to be paid in cash pursuant to Section (d)(2) hereof for all preceding dividend periods for which a Cash Payment Election has been made have been declared and paid or accreted pursuant to the last sentence of Section (d)(2) hereof.

(4)           Each holder of Series B Convertible Redeemable Preferred Shares shall be entitled to receive, from funds legally available therefor, dividends payable when, as and if dividends (including, without limitation, any dividend consisting of stock or other securities or property or rights of the Company), are declared by the Board of Directors with respect to any shares of Common Stock.  Dividends shall be payable on the outstanding Series B Convertible Redeemable Preferred Shares in an amount equal to the amount of such dividends as would be payable with respect to the number of shares of Class A Common Stock into which such Series B Convertible Redeemable Preferred Shares are convertible pursuant to Section (g) hereof.  Such dividends shall be non-cumulative.

(e)                                  LIQUIDATION PREFERENCE.

(1)           Upon any Liquidation Event, prior to any distributions to holders of any Junior Stock, holders of Series B Convertible Redeemable Preferred Shares shall be entitled to be paid out of the available assets of the Company on a ratable basis until each such holder has received a liquidation preference per Series B Convertible Redeemable Preferred Share equal to the greater of (x) the Accreted Stated Value per Series B Convertible Redeemable Preferred Share plus all accrued and unpaid dividends on such Series B Convertible Redeemable Preferred Share through and including the date of such Liquidation Event and (y) the amount per share that such holder would be entitled to receive had such holder, immediately prior to the Liquidation Event, converted such Series B Convertible Redeemable Preferred Share into the shares of Class A Common Stock into which it is then convertible.  Without limiting any rights and remedies of the holders of Series B Convertible Redeemable Preferred Shares, if upon any such Liquidation Event, the remaining assets and funds of the Company available for distribution to its shareholders are not sufficient to pay in full the liquidation payments payable to the holders of Series B Convertible Redeemable Preferred Shares and the holders of Parity Stock, then the holders of Series B Convertible Redeemable Preferred Shares and the holders of such shares of Parity Stock shall share ratably in such distribution of the available assets and funds of the Company in accordance with the amount which would otherwise be payable on such distribution if the amounts to which the holders of Series B Convertible Redeemable Preferred Shares and the holders of outstanding shares of such Parity Stock are entitled were paid in full.

(2)           After the payment of all preferential amounts required to be paid to holders of the Series B Convertible Redeemable Preferred Shares and holders of Parity Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Company available for distribution to its shareholders.

(3)           A Change of Control Event (as defined below) of the Company shall be deemed to be a Liquidation Event for purposes of Section (e)(1) hereof.  For purposes hereof, a “Change of Control Event” means (in each case, in one transaction or a series of related transactions):  (i) any merger, consolidation, amalgamation, tender offer, recapitalization, reorganization, scheme of arrangement or any other transaction resulting in the shareholders of the Company immediately before such transaction owning, directly or indirectly, less than a majority of the aggregate voting power of the resultant entity or (ii) any sale, transfer or exclusive license of all or substantially all of the assets of the Company.  The Company shall not have the power to effect a Change of Control Event unless the agreement for such transaction provides that the consideration payable to the shareholders of the Company in such transaction shall be allocated among the holders of capital stock of the Company in accordance with this Section (e).  In the event of a Change of Control Event, unless the holders of at least a majority of the outstanding shares of Series B Convertible Redeemable Preferred Shares elect otherwise in writing, if any portion of the consideration payable to the shareholders of the Company is placed into escrow and/or is payable to the shareholders of the Company subject to contingencies, the agreement for such transaction shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections (e)(1) and (2) hereof as if the Initial Consideration were the only consideration payable in connection with such Change of Control Event and (b) any additional consideration that becomes payable to the shareholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections (e)(1) and (2) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(f)            VOTING RIGHTS.  Except as set forth in this Section (f) or Section (j) hereof, the Series B Convertible Redeemable Preferred Shares shall have no voting rights with respect to any matter presented to holders of any class of the capital stock of the Company.  The previous sentence notwithstanding, the holder of each Series B Convertible Redeemable Preferred Share shall be entitled to vote with the holders of Class A Common Stock (i) with respect to a Change of Control Event or (ii) as provided by the Amended and Restated Bye-Laws of the Company or applicable Bermuda law.  The number of votes attributable to each Series B Convertible Redeemable Preferred Share shall be equal to the number of shares of Class A Common Stock into which such Series B Convertible Redeemable Preferred Share is then convertible at the time of the related record date using the Accreted Stated Value of such Series B Convertible Redeemable Preferred Share plus accrued and unpaid dividends at such date and the then-

applicable Conversion Price (as defined below).  Notice of all shareholders’ meetings (or action pursuant to written consent) shall be delivered to the holder of such Series B Convertible Redeemable Preferred Shares at which it shall have the right to vote pursuant to the terms of this Section (f) in accordance with the Memorandum of Association and Amended and Restated Bye-Laws of the Company as if such holder were a holder of Class A Common Stock.  Except as provided by the Amended and Restated Bye-Laws of the Company or applicable Bermuda law, the holders of each Series B Convertible Redeemable Preferred Share shall vote together with the holders of the Common Stock as a single class.

(g)                                  CONVERSION.

(1)           Optional Conversion.  At any time and from time to time from and after the third anniversary of the Issue Date, each holder of a Series B Convertible Redeemable Preferred Share may, at its option, convert such Series B Convertible Redeemable Preferred Share into the number of shares of Class A Common Stock determined by dividing (x) the Accreted Stated Value thereof plus any accrued but unpaid dividends, if any, thereon, in each case as of the Conversion Date (as defined below), by (y) the Conversion Price, as adjusted from time to time pursuant to the terms of this Certificate of Designation.  Notwithstanding anything herein to the contrary, the Series B Convertible Redeemable Preferred Shares shall not be convertible and the holders thereof shall not have the rights to acquire any Class A Common Stock issuable upon conversion of such Series B Convertible Redeemable Preferred Shares until the date that is 61 days after the earlier of (A) the date on which the number of outstanding shares of Class A Common Stock owned by the holder of the Series B Convertible Redeemable Preferred Shares (assuming the conversion of the Series B Convertible Redeemable Preferred Shares into shares of Class A Common Stock pursuant hereto and the conversion of the Series A Preferred Share into shares of Class A Common Stock in accordance with its terms), when aggregated with the outstanding shares of Class A Common Stock of any group (as this term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that includes the holder and any of the holder’s Affiliates (as defined below), would not result in the holder of the Series B Convertible Redeemable Preferred Shares being a beneficial owner (as this term is used in Section 13(d)(3) of the Exchange Act) of more than 49.9% of the outstanding shares of Class A Common Stock and (B) the date on which such beneficial ownership would not give to any person or entity any right of redemption, repurchase or acceleration under any indenture or other document governing any of the Company’s indebtedness that is outstanding as of the Issue Date. For purposes hereof, “Affiliate” means any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first person or entity.  As used in this definition, the term “control” including the correlative terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

(2)           Conversion Price.  The initial conversion price of each Series B Convertible Redeemable Preferred Share shall be equal to $[•](1) (subject to adjustment as provided herein, the “Conversion Price”).  The Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(3)           Mechanics of Conversion.  Each holder of Series B Convertible Redeemable Preferred Shares may exercise its conversion rights under Section (g)(1) hereof by surrendering the certificate(s) of the Series B Convertible Redeemable Preferred Shares to be converted, duly endorsed, or delivering an appropriate indemnity agreement in the event of such holder’s loss of such certificate(s), at the principal place of business of the Company or its transfer agent for the Series B Convertible Redeemable Preferred Shares, accompanied by written notice to the Company that such holder elects to convert all or a portion of the Series B Convertible Redeemable Preferred Shares represented by such certificate(s) and specifying the name or names in which the certificate or certificates for the shares of Class A Common Stock are to be issued (the close of business on the date of the delivery of such notice, the “Conversion Date”).  The Company shall, as soon as practicable and no later than five business days thereafter, issue and deliver to such holder of Series B Convertible Redeemable Preferred Shares, or to the nominee or nominees of such holder, (i) a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid, (ii) if less than the full number of Series B Convertible Redeemable Preferred Shares represented by the surrendered certificate(s) is being converted, a new certificate for the number of Series B Convertible Redeemable Preferred Shares evidenced by the surrendered certificate(s) less the number of Series B Convertible Redeemable Preferred Shares being converted, (iii) an amount in cash equal to all accrued and unpaid dividends thereon through the Conversion Date as provided in Section (g)(4) hereof and (iv) cash for any fractional interest in respect of a share of Class A Common Stock arising upon such conversion as provided in Section (g)(5) hereof.  Such shares of Class A Common Stock shall bear such legends as may be required, including those set forth in the Subscription Agreement between the Company and Time Warner Media Holdings B.V. dated as of April 29, 2013.  Following the Conversion Date, the rights of the holder of the Series B Convertible Redeemable Preferred Shares so converted shall cease with respect to such Series B Convertible Redeemable Preferred Shares except for the right to receive the Class A Common Stock issuable hereunder (and accrued and unpaid dividends and cash in lieu of fractional shares), and such holder, or its nominee or nominees, shall be treated for all purposes with respect to such Series B Convertible Redeemable Preferred Shares as having become the record holder of the Class A Common Stock as of the Conversion Date.

(4)           Accrued and Unpaid Dividends.  If a Conversion Date is on or after a dividend record date but on or prior to the related dividend payment date, then accrued dividends will be payable to the holders of Series B Convertible Redeemable Preferred Shares in the manner set forth in Section (g)(3) hereof with respect to the exercise of a

(1)         The lesser of (x) the product of (i) the price per share in the Public Offering (as defined in the Series B Subscription Agreement) multiplied by (ii) 1.15, and (y) FIVE DOLLARS ($5.00).

conversion right pursuant to Section (g)(1) hereof, concurrent with delivery by the Company of the shares of Class A Common Stock issuable upon such conversion.

(5)           Fractional Shares.  No fractional shares of Class A Common Stock shall be issued upon the conversion of any Series B Convertible Redeemable Preferred Shares.  If the conversion of any Series B Convertible Redeemable Preferred Share(s) results in a fractional share of Class A Common Stock issuable, the Company shall pay a cash amount in lieu of issuing such fractional share in an amount equal to such fractional interest multiplied by the Closing Price on the Trading Day immediately prior to the Conversion Date.  For purposes hereof, “Closing Price” shall mean on any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of Class A Common Stock on the NASDAQ Global Select Market (or such national securities exchange on which the Class A Common Stock is then listed) on such date.  For purposes hereof, “Trading Day” means a day during which the trading of securities generally occurs on the NASDAQ Global Select Market (or such national securities exchange on which the Class A Common Stock is then listed).

(6)           Taxes.  Issuances of certificates for shares of Class A Common Stock upon conversion of Series B Convertible Redeemable Preferred Shares shall be made without charge to the holder of such Series B Convertible Redeemable Preferred Shares for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the holder being a non-U.S. person) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that if the holder of Series B Convertible Redeemable Preferred Shares specifies under Section (g)(3) hereof that the Class A Common Stock to be issued on conversion is to be issued in a name or names other than the name or names in which such surrendered certificates representing such Series B Convertible Redeemable Preferred Share stands, the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Class A Common Stock to the name of another.

(7)           Reservation of Shares.  The Company shall, at all times when the Series B Convertible Redeemable Preferred Shares may be converted, reserve and keep available, free from preemptive rights, for issuance upon the conversion of the Series B Convertible Redeemable Preferred Shares, such number of its authorized but unissued shares of Class A Common Stock as will be sufficient to permit the conversion of all Series B Convertible Redeemable Preferred Shares.  Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series B Convertible Redeemable Preferred Shares, the Company shall comply with all applicable laws and regulations, and any applicable requirement of the NASDAQ Global Select Market.  All shares of Class A Common Stock delivered upon conversion of Series B Convertible Redeemable Preferred Shares will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.  The Company will procure, at its sole expense, the listing of the shares of Class A Common Stock into which the Series B Convertible Redeemable Preferred Shares are being converted pursuant to the terms hereof, subject to issuance or notice of issuance on the NASDAQ Global Select Market.

(h)                                 ADJUSTMENTS.

(1)           Stock Dividends, Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Company shall (i) declare a dividend or make a distribution in shares of Class A Common Stock, (ii) subdivide or reclassify the outstanding shares of Class A Common Stock into a greater number of shares or (iii) combine or reclassify the outstanding Class A Common Stock into a smaller number of shares, the Conversion Price in effect at the record date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification, shall be adjusted to the number obtained by multiplying the then-applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately following such action.

(2)           Reorganizations, Reclassifications, Etc.  If any capital reorganization or reclassification of the capital stock of the Company, or consolidation, amalgamation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected (other than a Change of Control Event) in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, amalgamation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series B Convertible Redeemable Preferred Shares shall have the right to acquire and receive upon conversion of the Series B Convertible Redeemable Preferred Shares such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, amalgamation, merger or sale) with respect to or in exchange for such number of outstanding shares of Class A Common Stock as would have been received upon conversion of the Series B Convertible Redeemable Preferred Shares at the Conversion Price then in effect as if optional conversion had been permitted at such date.  The Company or the entity formed by the consolidation or amalgamation or resulting from the merger or which acquires or leases such assets or which acquires the Company’s capital stock, as the case may be, shall make any required provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the dividend, liquidation preference, voting and other rights of the holders of the Series B Convertible Redeemable Preferred Shares established herein are unchanged, except as permitted herein or as required by applicable law, rule or regulation.  To the extent required, the certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for herein.

(3)           Common Stock Issued or Sold at Less than Conversion Price.  If the Company issues or sells Common Stock or debt securities or shares of capital stock of the Company convertible into or exchangeable, directly or indirectly, for Common Stock (other than securities issued at or above fair market value under employee benefit plans or director compensation plans of the Company in effect on the Issue Date or thereafter adopted by the Board of Directors) (“Convertible Securities”), at a price per share below the Conversion Price in effect at the time of such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale will immediately be reduced to the price determined by multiplying (i) the Conversion Price at which Series B Convertible Redeemable Preferred Shares were theretofore convertible by (ii) a fraction, the numerator of which shall be the sum of (a) the number of shares of Common Stock outstanding on a fully diluted basis (including all options, warrants and securities convertible into or exchangeable for shares of Common Stock other than the shares of Class A Common Stock into which the outstanding 2015 Notes (as defined below) are convertible) immediately prior to such issuance or sale plus (b) the number of additional shares of Common Stock that the aggregate consideration received by the Company for the issuance of such Common Stock or Convertible Securities so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on a fully diluted basis (including all options, warrants and securities convertible into or exchangeable for shares of Common Stock other than the shares of Class A Common Stock into which the outstanding 2015 Notes are convertible) immediately prior to such issuance or sale plus (y) the number of additional shares of Common Stock so issued or sold or into which such Convertible Securities issued or sold are convertible on the applicable issue date (whether or not then convertible).

(4)           In the case of the issuance or sale of Common Stock or Convertible Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof on the applicable issue date.

(5)           In the case of the issuance of options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or Convertible Securities (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such Convertible Securities (whether or not at the time exercisable) (other than securities issued at or above fair market value under employee benefit plans or director compensation plans of the Company in effect on the Issue Date or thereafter adopted by the Board of Directors): (A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby; (B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such Convertible Securities, or upon the exercise of options, warrants or other rights to purchase or acquire such Convertible Securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such Convertible Securities and the subsequent conversion or exchange thereof; (C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such Convertible Securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such Convertible Securities not converted or exchanged prior to such change, upon the basis of such change; (D) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such Convertible Securities (without exercise), if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such Convertible Securities; and (E) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or Convertible Securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(6)                                 Statement Regarding Adjustment.  Whenever the Conversion Price shall be adjusted as provided herein, the Company shall forthwith file, at each office designated for the conversion of the Series B Convertible Redeemable Preferred Shares, a statement, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of Series B Convertible Redeemable Preferred Shares at the address appearing in the Company’s records.

(i)                                     REDEMPTION.

(1)  Unless prohibited by any credit agreement, indenture or similar agreement governing the then-outstanding indebtedness of the Company or its subsidiaries (including the Notes (as defined below)), the Series B Convertible Redeemable Preferred Shares may be redeemed by the Company for cash out of funds lawfully available therefor, at the Company’s option, in whole, or from time to time in part, on not less than 30 calendar days’ written notice (a “Redemption Notice”) to the holders thereof (the date specified therein, the “Redemption Date”), which Redemption Notice may be given at any time after twenty (20) calendar days prior to the third anniversary of the Issue Date, at a price per Series B Convertible Redeemable Preferred Share equal to the Accreted Stated Value thereof plus any accrued but unpaid dividends, if any, as of the Redemption Date (the “Redemption Price”).  Such Redemption Notice shall state the number of Series B Convertible Redeemable Preferred Shares to be redeemed, the Redemption Date and the Redemption Price and the date upon which the holder’s right to convert such Series B Convertible Redeemable Preferred Shares terminates in accordance with Section (i)(2) hereof.  On the Redemption Date, the Company shall redeem, on a pro rata basis based upon the number of Series B Convertible Redeemable Preferred Shares owned by each holder, the number of outstanding Series B Convertible Redeemable Preferred Shares set forth in such notice of redemption.

(2)  From and after delivery of a Redemption Notice pursuant to Section (i)(1) hereof, each holder of Series B Convertible Redeemable Preferred Shares shall have the right, terminating at the close of business in New York City on the day preceding the Redemption Date, to convert all or part of such Series B Convertible Redeemable Preferred Shares to be redeemed by the Company into Class A Common Stock in accordance with and subject to the terms governing conversion set forth in Section (g) hereof.

(3)  Any Series B Convertible Redeemable Preferred Shares that are redeemed or otherwise acquired by the Company shall be automatically and immediately cancelled as set forth in Section(a)(2) hereof.  Neither the Company nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Convertible Redeemable Preferred Shares following the redemption or any other acquisition of Series B Convertible Redeemable Preferred Shares.

(j)                                    COVENANTS.  In addition to any other rights provided by law or the Memorandum of Association or Amended and Restated Bye-Laws of the Company, so long as Time Warner Media Holdings B.V. (together with its Affiliates) owns more than 50.0% of the Series B Convertible Redeemable Preferred Shares and does not have more than 50.0% of the voting power of the outstanding voting securities of the Company, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Time Warner Media Holdings B.V., whether by reclassification, reorganization, merger, consolidation, acquisition, operation of law or otherwise:

(i)  amend or modify the organizational documents of the Company in a manner adverse to the Series B Convertible Redeemable Preferred Shares;

(ii)  authorize, designate, create or issue any equity securities of the Company that are senior to or pari passu with the Series B Convertible Redeemable Preferred Shares in respect of the right to receive dividends or to receive distributions of assets of the Company upon a Liquidation Event or a Change of Control Event;

(iii)  authorize, designate, create or issue any equity securities of the Company that are senior to the Class A Common Stock with respect to voting power;

(iv)  declare or pay any dividend or distribution in respect of any equity securities (other than dividends payable to the Company or any of its subsidiaries or to the holders of Series B Convertible Redeemable Preferred Shares);

(v)  issue any equity securities of any subsidiary of the Company to any person or entity (other than the Company or any of its wholly owned subsidiaries);

(vi)  authorize or effect a Liquidation Event or adopt any plan for the same, restructure any material indebtedness or effect any reorganization, recapitalization or reclassification or consent to any of the foregoing;

(vii)  effect any sale, transfer or other disposition of any material assets (other than to the Company or any of its subsidiaries), in each case, in one transaction or in a series of related transactions;

(viii)  incur or suffer to exist any lien or encumbrance on material assets of the Company or any of its subsidiaries other than Permitted Liens (as defined in the indenture governing the 2017 Notes (as defined below));

(ix)  redeem any securities other than the Series B Convertible Redeemable Preferred Shares (other than the Company’s 5.0% senior convertible notes due 2015 (the “2015 Notes”), the Company’s 11.625% senior notes due 2016 (the “2016 Notes”) or CET 21 spol. s r.o.’s 9.0% senior notes due 2017 (the “2017 Notes,” and together with the 2015 Notes and the 2016 Notes, the “Notes”) in accordance with their terms);

(x)  enter into or effect any transaction or series of transactions between any Affiliate of the Company and the Company or any of its subsidiaries having a value greater than $100,000 (other than transactions solely between or among the Company and/or any of its wholly owned subsidiaries or any such transactions between Time Warner Inc. or its subsidiaries and the Company or any of its subsidiaries);

(xi)  engage in any business other than a Permitted Business (as defined in the indenture governing the 2017 Notes);

(xii)  invest in or acquire any material business or entity, other than investments in or acquisitions or restructurings of any of the Company’s subsidiaries; or

(xiii)  agree or commit to do any of the actions set forth in clauses (i) — (xii) of this Section (j).

(k)                                 TRANSFERABILITY.  Subject to applicable law and regulation, including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations thereunder, and blue sky or state securities laws, the Series B Convertible Redeemable Preferred Shares shall be freely transferable by the holders thereof; provided that to register the transfer on the books and records of the Company, so long as the offer and resale or other transfer thereof shall not have been registered under a registration statement declared effective by the Securities Exchange Commission, the Company, in its sole discretion, may require delivery of an opinion of counsel, in form and substance reasonably acceptable to the Company, setting forth the exemption from registration applicable to such transfer.

(l)                                     HEADINGS.  The headings of the Sections of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(m)                             WAIVER.  Any waiver or amendment of the rights of the holders of the Series B Convertible Redeemable Preferred Shares set forth herein shall require the affirmative consent or vote of holders of at least a majority of the Series B Convertible Redeemable Preferred Shares then outstanding, voting as a separate class, and such waiver or amendment shall be binding on all holders of Series B Convertible Redeemable Preferred Shares.

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